Exhibit 99.1

Northern Tier Energy Reports Second Quarter 2013 Results and

Declares Quarterly Cash Distribution

Company completes planned turnaround and throughput expansion project resulting in 10% increased capacity and enhanced distillate yield moving forward

•	Declares second quarter distribution of $0.68 per common unit that will be paid in cash on August 29, 2013

•	Cumulative cash distributions since initial public offering of $4.66 per common unit

RIDGEFIELD, Conn., August 12, 2013 /PRNewswire/ — Northern Tier Energy LP and its subsidiaries (NYSE:NTI) (“Northern Tier Energy”) today reported results for the second quarter ending June 30, 2013.

Net income was $63.9 million compared to $245.6 million for the second quarter of 2012 and Adjusted EBITDA for the second quarter of 2013 was $85.9 million, a decrease of $160.4 million compared to $246.3 million for the second quarter of 2012. These decreases were driven by a 32% decline in refinery throughput due to planned turnaround activities that resulted in a full plant shutdown for part of the quarter. Tightened crude oil price differentials also contributed to the decrease in Adjusted EBITDA. See the table below for a full reconciliation of non-GAAP performance measures.

“This quarter we successfully completed a planned major plant turnaround with zero loss time injuries despite unseasonable weather conditions,” said Hank Kuchta, Chief Executive Officer and President of Northern Tier Energy. “We also took advantage of our planned downtime to complete a capital project that both enhances our product yield and results in a 10% capacity enhancement of our facility. While our quarterly operating results were impacted by lower throughput due to the planned shutdown and tighter crude spreads, we remain well positioned to protect our competitive advantages of access to price advantaged crudes and favorable product gross margins. We anticipate that unitholders will realize these competitive advantages through our variable quarterly distributions.”

“With this quarter’s announced distribution, we will have paid cumulative cash distributions to our unitholders of $4.66 per unit, which amounts to $429 million in the aggregate, since our IPO in July 2012.” concluded Kuchta.

Quarterly Distribution

The Board of Directors of Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP, has approved a second quarter distribution of $0.68 per unit that will be paid in cash on August 29, 2013 to common unit holders of record as of the close of business on August 22, 2013. Cash available for distribution totaled approximately $63 million for the second quarter of 2013.

Northern Tier Energy LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter as a result of variations in, among other factors, (i) its operating performance, (ii) cash flows caused by fluctuations in the prices it pays for crude oil and other feedstocks and the prices it receives for finished products, (iii) capital expenditures, and (iv) other cash reserves deemed necessary or appropriate by the board of directors of its general partner.

Second Quarter Operating Segment Highlights

Refining Segment

The Refining segment’s operating income was $48.1 million for the second quarter of 2013 compared to $235.1 million for the second quarter of 2012. Refining gross product margins were $23.92 per barrel of throughput for the second quarter of 2013 compared to $38.60 per barrel for the second quarter of 2012. This decrease is primarily due to tightened crude oil price differentials versus the benchmark WTI crude oil prices as well as lower benchmark crack spreads in the second quarter of 2013 compared to the second quarter of 2012.

In addition to lower product margins per barrel, throughput and sales volumes decreased compared to the prior year quarter. Total throughput was 55,486 barrels per day for the second quarter of 2013 compared to 81,906 barrels per day for the prior year quarter. Sales volumes decreased to 68,395 barrels per day for the second quarter of 2013 from 88,773 barrels per day for the second quarter of 2012. These decreases were due to our planned spring turnaround activities which resulted in downtime at the St. Paul Park refinery for a portion of the 2013 second quarter.

Retail Segment

Retail operating income was $8.0 million in the second quarter of 2013 compared to $4.8 million in the second quarter of 2012. Fuel margins were $0.23 per gallon for the second quarter of 2013 compared to $0.22 per gallon for the same period last year. Fuel gallons sold at company-operated retail stores were fairly consistent compared to the prior year period.

Liquidity and Capital Spending

Northern Tier Energy’s primary sources of liquidity are cash generated from operating activities and its asset-backed revolving credit facility (the “ABL Facility”). As of June 30, 2013, Northern Tier Energy’s cash on hand and availability under the ABL Facility amounted to $291 million as compared to $284 million as of June 30, 2012. Northern Tier Energy continues to maintain a strong balance sheet with a net debt to LTM EBITDA ratio of 0.4x.

Cash provided by operating activities for the second quarter of 2013 was $82.6 million compared to $154.7 million for the second quarter of 2012. Capital expenditures for the second quarter of 2013 were $42.4 million of which $27.0 million was used to fund discretionary projects, primarily the refinery’s capacity expansion.

Q3 2013 Operating and Rest of Year Capital Expenditure Guidance

Northern Tier Energy has provided key operating metrics for the third quarter of 2013 and an update on rest of year capital expenditures. Northern Tier Energy projects it will realize total throughput and sales of between 90,000 and 95,000 barrels per day at the Saint Paul Park Refinery. Direct operating expense per barrel of throughput at the Saint Paul Park Refinery is expected to be between $4.50 and $4.75, not including turnaround expenditures. Total capital expenditures are expected to be $20 million and $17 million for the third and fourth quarter of 2013, respectively. See the table below for additional key metric guidance.

Conference Call Information

The Northern Tier Energy conference call to discuss financial results for the second quarter ending June 30, 2013 is scheduled for Tuesday, August 13, 2013 at 11:00 a.m. eastern time. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 877-280-4957 or 857-244-7314 and the passcode 61031520. An audio webcast of the call along with a slide presentation will be available at www.ntenergy.com within the Investor section of the site. This audio webcast will be available on the website for fourteen days after the conference call. A replay will also be available by teleconference for seven days from the conference call. The replay teleconference will be available by dialing 888-286-8010 or 617-801-6888 and the passcode 61070303.

About Northern Tier Energy

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier Energy operates a 92,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier Energy also operates 163 convenience stores and supports 73 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier Energy is headquartered in Ridgefield, Connecticut.

Non-GAAP Measures

This earnings release includes non-GAAP measures including Adjusted EBITDA and Cash Available for Distribution. Northern Tier Energy believes that these non-GAAP financial measures provide useful information about its operating performance. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures. Northern Tier Energy’s non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements

This press release contains certain “forward-looking statements” which reflect Northern Tier Energy’s views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier Energy undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier Energy cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier Energy’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier Energy LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier Energy LP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

For Further Information, Contact:

Alpha IR Group

Phone: (203) 244-6544

Email: NTI@alpha-IR.com

NORTHERN TIER ENERGY LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions except per unit amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue	$1,131.2	$1,155.2	$2,246.2	$2,154.3

Costs, expenses and other:
Cost of sales	965.0	825.0	1,844.5	1,664.8
Direct operating expenses	62.1	61.5	126.4	122.2
Turnaround and related expenses	27.3	11.5	37.0	15.0
Depreciation and amortization	9.4	7.8	18.0	16.3
Selling, general and administrative	20.9	24.8	46.4	45.1
Formation and offering costs	0.5	1.0	0.9	1.0
Contingent consideration loss	—	0.1	—	65.8
Other income, net	(1.6)	(1.2)	(6.5)	(3.3)

Operating income	47.6	224.7	179.5	227.4

Realized losses from derivative activities	(3.1)	(67.4)	(20.5)	(120.3)
Loss on early extinguishment of derivatives	—	(92.2)	—	(136.8)
Unrealized gains from derivative activities	28.7	191.3	39.9	102.9
Interest expense, net	(6.3)	(10.7)	(12.7)	(21.1)

Earnings before income taxes	66.9	245.7	186.2	52.1

Income tax provision	(3.0)	(0.1)	(2.9)	(0.1)

Net earnings	$63.9	$245.6	$183.3	$52.0

Net earnings per common unit, basic and diluted	$0.70		$1.99

NORTHERN TIER ENERGY LP

SELECTED OPERATING SEGMENT DATA

(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

OPERATING INCOME:
Refining	$48.1	$235.1	$189.9	$313.6
Retail	8.0	4.8	8.6	4.0
Corporate and unallocated costs	(8.5)	(15.2)	(19.0)	(90.2)

TOTAL OPERATING INCOME	47.6	224.7	179.5	227.4

Net gains (losses) on derivative activities	25.6	31.7	19.4	(154.2)
Interest expense, net	(6.3)	(10.7)	(12.7)	(21.1)
Income tax provision	(3.0)	(0.1)	(2.9)	(0.1)

NET EARNINGS	$63.9	$245.6	$183.3	$52.0

NORTHERN TIER ENERGY LP

SELECTED BALANCE SHEET AND CASH FLOW DATA

(in millions, unaudited)

	June 30, 2013	December 31, 2012

Cash and Cash Equivalents	$98.5	$272.9
Total Assets	$1,085.3	$1,136.8
Total Debt and Financing Obligations	$282.3	$282.5
Equity	$442.8	$483.8

	Six Months Ended June 30,
	2013	2012

Net cash provided by operating activities	$124.1	$99.9
Net cash used in investing activities	(68.4)	(12.4)
Net cash used in financing activities	(230.1)	(40.0)

Net increase (decrease) in cash and cash equivalents	$(174.4)	$47.5

NORTHERN TIER ENERGY LP

SUPPLEMENTAL OPERATING DATA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

REFINING SEGMENT

Key Operating Statistics
Total refinery production (bpd)	55,594	82,069	70,752	79,253
Total refinery throughput (bpd)	55,486	81,906	70,343	78,659
Refined products sold (bpd)	68,395	88,773	76,499	83,348

Per barrel of throughput:
Refining gross margin	$23.92	$38.60	$25.06	$28.65
Direct operating expenses	$6.79	$4.25	$5.65	$4.40
Per barrel of refined products sold:
Refining gross margin	$19.41	$35.61	$23.05	$27.04
Direct operating expenses	$5.51	$3.92	$5.19	$4.15

Refinery product yields (bpd):
Gasoline	26,715	38,186	33,816	38,544
Distillate	19,093	26,742	23,848	25,451
Asphalt	6,212	12,455	8,408	10,389
Other	3,574	4,686	4,680	4,869

Total	55,594	82,069	70,752	79,253

Refinery throughput (bpd):
Crude oil	54,524	80,796	68,654	77,020
Other feedstocks	962	1,110	1,689	1,639

Total	55,486	81,906	70,343	78,659

Crude oil by type (bpd):
Light crude	32,466	44,666	37,149	45,713
Synthetic crude	9,449	13,337	14,134	12,473
Heavy crude	12,609	22,793	17,371	18,834

Total	54,524	80,796	68,654	77,020

RETAIL SEGMENT

Company operated stores:
Fuel gallons sold (in millions)	77.0	77.5	151.6	151.6
Fuel margin per gallon	$0.23	$0.22	$0.20	$0.20
Merchandise sales (in millions)	$86.0	$90.7	$161.8	$169.6
Merchandise margin %	27.0%	24.9%	27.2%	25.3%
Number of stores at period end	163	166	163	166

Note: See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included within Northern Tier Energy’s quarterly report on Form 10-Q for further information on operating statistic definitions.

NORTHERN TIER ENERGY LP

ADJUSTED EBITDA RECONCILIATION

(in millions, unaudited)

	Three Months Ended June 30, 2013
	Refining	Retail	Other	Total
(in millions)
Net income	$48.1	$8.0	$7.8	$63.9
Adjustments:
Interest expense	—	—	6.3	6.3
Income tax provision	—	—	3.0	3.0
Depreciation and amortization	7.5	1.8	0.1	9.4

EBITDA subtotal	55.6	9.8	17.2	82.6
Minnesota Pipe Line proportionate EBITDA	0.7	—	—	0.7
Turnaround and related expenses	27.3	—	—	27.3
Equity-based compensation expense	—	—	0.4	0.4
Unrealized gains on derivative activities	—	—	(28.7)	(28.7)
Formation and offering costs	—	—	0.5	0.5
Realized losses on derivative activities	—	—	3.1	3.1

Adjusted EBITDA (a)	$83.6	$9.8	$(7.5)	$85.9

	Three Months Ended June 30, 2012
	Refining	Retail	Other	Total
(in millions)
Net income	$235.1	$4.8	$5.7	$245.6
Adjustments:
Interest expense	—	—	10.7	10.7
Income tax provision	—	—	0.1	0.1
Depreciation and amortization	6.1	1.6	0.1	7.8

EBITDA subtotal	241.2	6.4	16.6	264.2
Minnesota Pipe Line proportionate EBITDA	0.7	—	—	0.7
Turnaround and related expenses	11.5	—	—	11.5
Equity-based compensation expense	—	—	0.5	0.5
Unrealized gains on derivative activities	—	—	(191.3)	(191.3)
Contingent consideration loss	—	—	0.1	0.1
Loss on early extinguishment of derivatives	—	—	92.2	92.2
Formation and offering costs	—	—	1.0	1.0
Realized losses on derivative activities	—	—	67.4	67.4

Adjusted EBITDA (a)	$253.4	$6.4	$(13.5)	$246.3

	Six Months Ended June 30, 2013
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$189.9	$8.6	$(15.2)	$183.3
Adjustments:
Interest expense	—	—	12.7	12.7
Income tax provision	—	—	2.9	2.9
Depreciation and amortization	14.2	3.6	0.2	18.0

EBITDA subtotal	204.1	12.2	0.6	216.9
Minnesota Pipe Line proportionate EBITDA	1.4	—	—	1.4
Turnaround and related expenses	37.0	—	—	37.0
Equity-based compensation expense	—	—	5.7	5.7
Unrealized gains on derivative activities	—	—	(39.9)	(39.9)
Formation and offering costs	—	—	0.9	0.9
Realized losses on derivative activities	—	—	20.5	20.5

Adjusted EBITDA (a)	$242.5	$12.2	$(12.2)	$242.5

	Six Months Ended June 30, 2012
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$313.6	$4.0	$(265.6)	$52.0
Adjustments:
Interest expense	—	—	21.1	21.1
Income tax provision	—	—	0.1	0.1
Depreciation and amortization	12.1	3.8	0.4	16.3

EBITDA subtotal	325.7	7.8	(244.0)	89.5
Minnesota Pipe Line proportionate EBITDA	1.4	—	—	1.4
Turnaround and related expenses	15.0	—	—	15.0
Equity-based compensation expense	—	—	0.9	0.9
Unrealized gains on derivative activities	—	—	(102.9)	(102.9)
Contingent consideration loss	—	—	65.8	65.8
Formation and offering costs	—	—	1.0	1.0
Loss on early extinguishment of derivatives	—	—	136.8	136.8
Realized losses on derivative activities	—	—	120.3	120.3

Adjusted EBITDA (a)	$342.1	$7.8	$(22.1)	$327.8

(a)	Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier Energy’s computation of Adjusted EBITDA may vary from others in its industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Secured Notes, ABL Facility, and contingent consideration arrangements. Adjusted EBITDA should not be considered as an alternative to operating income or net income as measures of operating performance. In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for EBITDA from the Minnesota Pipe Line operations, turnaround and related expenses, equity-based compensation expense, gains or losses from derivative activities, fair value adjustments for contingent consideration arrangements and costs related to Northern Tier Energy’s formation and equity offerings. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

NORTHERN TIER ENERGY LP

CASH AVAILABLE FOR DISTRIBUTION RECONCILIATION

For the Three Months Ended June 30, 2013

(in millions, unaudited)

Net income	$63.9
Adjustments:
Interest expense	6.3
Income tax provision	3.0
Depreciation and amortization	9.4

EBITDA subtotal	82.6
Minnesota Pipe Line proportionate EBITDA	0.7
Turnaround and related expenses	27.3
Equity-based compensation impacts	0.4
Unrealized gains on derivative activities	(28.7)
Formation and offering costs	0.5
Realized losses on derivative activities	3.1

Adjusted EBITDA (a)	85.9
Cash interest expense	(5.1)
Current tax provision	(0.4)
Minnesota Pipe Line proportionate EBITDA	(0.7)
Realized losses on derivative activities	(3.1)
Capital expenditures (b)	(13.5)
Formation and offering costs	(0.5)
Reserve for turnaround and related expenses	—

Cash Available for Distribution (c)	$62.6

(b)	Capital expenditures include maintenance, replacement, and regulatory capital projects. Expansion capital projects are not included.
(c)	Cash available for distribution is a non-GAAP performance measure that Northern Tier Energy believes is important to investors in evaluating its overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income (loss) as measures of operating performance. In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Northern Tier Energy has reconciled cash available for distribution to adjusted EBITDA and in addition reconciled Adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Northern Tier Energy’s calculation of cash available for distribution may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the board of directors of Northern Tier Energy’s general partner following the end of such quarter.

NORTHERN TIER ENERGY LP

OTHER NON-GAAP PERFORMANCE MEASURES

(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Refining revenue	$1,014.8	$1,039.2	$2,033.4	$1,933.7
Refining cost of sales	894.0	751.5	1,714.3	1,523.5

Refining gross product margin (d)	$120.8	$287.7	$319.1	$410.2

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Retail gross margin:
Fuel margin	$17.7	$17.1	$30.3	$30.3
Merchandise margin	23.2	22.6	44.0	42.9
Other margin	4.8	2.8	8.4	6.1

Retail gross margin	45.7	42.5	82.7	79.3
Expenses:
Direct operating expenses	29.6	29.8	57.9	59.2
Depreciation and amortization	1.8	1.6	3.6	3.8
Selling, general and administrative	6.3	6.3	12.6	12.3

Retail segment operating income (e)	$8.0	$4.8	$8.6	$4.0

(d)	Refining gross product margin per barrel is a financial measurement calculated by subtracting refining costs of sales from total refining revenues and dividing the difference by the total throughput or total refined products sold for the respective periods presented. Refining gross product margin is a non-GAAP performance measure that Northern Tier Energy believes is important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Each of the components used in these calculations (revenues and cost of sales) can be reconciled directly to Northern Tier Energy’s statements of operations. Northern Tier Energy’s calculation of refining gross product margin may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.
(e)	Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier Energy believes are important to investors in evaluating its retail performance. Northern Tier Energy’s calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

NORTHERN TIER ENERGY LP

Q3 2013 OPERATING AND REST OF YEAR CAPITAL EXPENDITURE GUIDANCE

	Q3 2013
	Low		High
Refinery Statistics:
Total throughput (bpd)	90,000		95,000
Total refined products sold (bpd)	90,000		95,000
Direct opex ex. turnaround ($/throughput bbl)	$4.50		$4.75

Retail Statistics:
Forecasted gallons (mm)		77
Retail fuel margin ($/gallon)		$0.16
Merchandise sales ($ in mm)		$93
Merchandise gross margin (%)		27.0%
Direct operating expense ($ in mm)		$31

Other Guidance ($ in mm):
Turnaround cash reserve	$5		$10
Expansion capital cash reserve	$5		$10
SG&A		$22
Depreciation & amortization		$10
Cash interest expense		$6
Current tax expense		$1

	Q313		Q413
Capital Program ($ in mm):
Maintenance and replacement capital	$8		$8
Waste Water Treatment (non recurring regulatory capital)	9		8
Discretionary capital	3		1

Total planned capital expenditures	$20		$17